Exhibit 99.1

LANTRONIX TO SELL ALL INTEREST IN XANBOO INC.

IRVINE, Calif., June 15, 2006 (PRIMEZONE) -- Lantronix, Inc. (NasdaqSC:LTRX), a leader in device networking technologies, today announced it has entered into an agreement to sell its equity interest in Xanboo Inc. (“Xanboo”), a privately held company, for an aggregate cash consideration of $2 million. On June 13, 2006, 24,596 Xanboo shares, representing 65% of the 37,840 total Xanboo shares held by the Company, were sold for cash consideration of $1.3 million. The agreement provides for the remaining 13,244 shares to be sold for cash consideration of $700,000 on or before September 12, 2006.

The Company will record part of the sale as other income in the fourth fiscal quarter ending June 30, 2006 and the balance of the sale as other income when the transaction closes.

Chief Executive Officer and President, Marc Nussbaum commented, “The Company’s initial investment in Xanboo was made in 2001 and is no longer consistent with our strategic direction in the rapidly growing Device Networking industrial and commercial applications market.”

During the fiscal years ended June 30, 2004, 2003 and 2002, the Company recorded aggregate losses of $2 million in its consolidated statements of operations representing the Company’s proportionate share of Xanboo’s cumulative net losses. During the fiscal year ended June 30, 2004, the Company fully impaired its remaining equity interest in Xanboo resulting in a $5 million charge in the consolidated statements of operations. As of March 31, 2006, the equity interest in Xanboo was carried at zero value on the Company’s consolidated balance sheet.

About Lantronix

One of the emerging Internet megatrends is the connecting of everyday devices to other machines and businesses. Adoption of machine-to-machine (M2M) networking technology is expected to continue accelerating over the next decade.

Lantronix, Inc. (NasdaqSC:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning the expected accounting treatment of the sale of the Xanboo shares. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to final accounting determinations by the Company. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
212-481-2050
brandi@tpg-ir.com